Exhibit 99.2

Second Quarter 2008 Results Conference Call
James E. Perry, Vice President, Finance and Treasurer
July 31, 2008 — FINAL

Thank you, Curtis.

Good morning from Dallas, Texas and welcome to the Trinity Industries Second Quarter 2008 Results Conference Call. I’m James Perry, Vice President, Finance and Treasurer for Trinity. Thank you for being with us today.

In addition to me, you will hear today from:

•	Tim Wallace, Chairman, Chief Executive Officer and President

•	Steve Menzies, Senior Vice President and Group President of the Rail Group; and

•	Bill McWhirter, Senior Vice President and Chief Financial Officer

Following that, we’ll move to the Q&A session.

Also in the room today is Chas Michel, Vice President, Controller, and Chief Accounting Officer.

A replay of this conference call will be available starting one hour after the conference call ends today through midnight on Thursday, August 7th. The replay number is (402) 220-0121. Replay of this broadcast will also be available on our website located at www.t-r-i-n.net.

Before we get started, let me remind you that:

“Today’s conference call contains forward looking statements as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to estimates, expectations, intentions and predictions of future financial performance. Statements that are not historical facts are forward looking. Participants are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements.”

On June 30th, 2008, our borrowings at the corporate level were the 450 million dollars of convertible subordinated notes, 201.5 million dollars of senior notes and 3.3 million dollars of other indebtedness. The Leasing Company’s debt included 570.2 million dollars of Promissory Notes, 327 million dollars of Secured Railcar Equipment Notes, 76.3 million dollars outstanding under our railcar leasing warehouse facility, and 61.4 million dollars of Equipment Trust Certificates.

Our Total Debt to Total Capital ratio was 47.7 percent on June 30th, 2008, as compared to 46 percent at June 30th, 2007. Net of cash, our Net Debt to Total Capital ratio was 44.4 percent on June 30th, 2008, as compared to 41.3 percent at June 30th, 2007. On June 30th, 2008, our cash position was 210 million dollars.

In December 2007, Trinity announced authorization for a 200 million dollar share repurchase program through 2009. During the second quarter, we did not purchase any shares under this program, instead using our capital for investments in our leasing and manufacturing businesses. Our cumulative purchase through the second quarter totals 575,300 shares for 15.1 million dollars. We will provide details of our purchases when we report our results at the end of each quarter.

Now, here’s Tim Wallace.
Tim
Steve
Bill

Thanks, Bill. Now our operator will prepare us for the Q & A session.

\Q & A Session

Thank you, Curtis. This concludes today’s conference call.

Remember, a replay of this call will be available starting one hour after this call ends today through midnight, Thursday, August 7th. The access number is (402) 220-0121. Also, this replay will be available on our website located at www.t-r-i-n.net.

We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.

-END-